Exhibit 19.1

Trading Restrictions Policy

I.	Introduction.
A.

Purpose and Background. Federal and state securities law impose responsibilities and potential liabilities with respect to the disclosure and use of confidential information regarding Bank of the James Financial Group, Inc. and its subsidiaries (collectively, the “Company”) and purchases and sales involving the securities of the Company (“Company Securities”). Accordingly, the Board of Directors of the Company has established procedures and guidelines designed to reduce the possibility that directors and executive officers of the Company will, by purchasing or selling, Company Securities violate those responsibilities or create such liabilities.

B.	Application. This policy applies to all directors, officers, and employees or agents of the Company with knowledge of confidential information (collectively, “Insiders”) of the Company.
II.	Outline of the Law and Potential Liabilities
A.	Rule 10b-5—prohibits the use of material non-public information in connection with the purchase or sale of securities.
1.

Rule 10b-5 of the Securities Exchange Act of 1934 (the “1934 Act”) and certain other federal and state securities laws prohibit trading in any registered security on the basis of material non-public information. Insiders generally should consider carefully such matters prior to effecting a securities transaction, whether for the Insider’s own account or the account of another.

2.

Thus, if an individual who possesses material information not known to the public (“inside information”) buys or sells the Company Securities without adequate disclosure, the person who bought from or sold to the “insider” may sue for damages, and the SEC may bring injunctive, civil, or criminal proceedings against the “insider.” (Such an individual is referred to as an insider because he has “inside” information; an insider may be someone other than an officer or director).

3.

Liability may be imposed on an insider who leaks inside information to others (the “tipper”) who use it in their trading activities. The receiver of the tip (the “tippee”) is also prohibited from trading on inside information received from an insider.

B.

Short Swing Profits. Insiders are subject to the “short-swing” trading restrictions that require a director or executive officer to reimburse the Company for any “profits” realized in so-called “short-swing” transactions in the Company’s common stock. A “short-swing” transaction is a sale followed by a purchase, or a purchase followed by a sale, of Company Securities within any period of less than six months. Securities over which Insiders have “beneficial ownership,” such as shares owned by immediate family members are subject to the “short swing” rules and will be considered to have been traded by the Insider. An insider will be liable to the Company for any profits from short swing transactions. Liability for short swing transactions is absolute.

C.

Statements Regarding Beneficial Ownership. Directors and executive officers of the Company are required to file under Section 16(a) of the Exchange Act reports with the Securities and Exchange Commission ("SEC") regarding their beneficial ownership of Company stock. Each of the Directors has filed a Form 3 Initial Statement of Beneficial Ownership with the Federal Reserve Board. A Form 4 Statement of Changes in Beneficial Ownership is required to be filed on or before the end of the second day following the day on which a transaction resulting in a change of beneficial ownership has been executed, except in certain limited cases. In addition, an annual statement of beneficial ownership may have to be filed in certain limited circumstances within 45 days after the end of the Company’s fiscal year.

D.	Enforcement.
1.

The obligations imposed by these disclosure requirements can result in personal liability to management and directors, who have the responsibility for taking reasonable steps to ensure that their companies comply with existing disclosure requirements.

2.	Under the Insider Trading and Securities Fraud Enforcement Act of 1988, as amended (the “Insider Trading Act”), any insider who purchases or sells a security on the basis of material undisclosed information is potentially liable for up to three times any profit realized or loss avoided on such a sale and may also be subject to criminal penalties, including a possible jail term of up to 10 years. An insider is also potentially liable for comparable damages and penalties in the event of any trades made by his tippee. The Insider Trading Act also provides that the employer of an insider who trades on the basis of material inside information may also, under certain circumstances, be liable for such damages and penalties.

III.	Prohibited Conduct
A.	Transactions Absent Compliance with Policy. No Insider may enter into a transaction involving Company Securities unless such transaction is undertaken in accordance with this Policy.
B.	No Insider Trading or Tipping.
1.

No director or executive officer or any of their immediate family members or controlled entities may purchase or sell, or offer to purchase or sell, any Company security while in possession of material nonpublic information about the Company.

2.

No director or executive officer or any of their immediate family members or controlled entities who knows of any material nonpublic information about the Company may communicate ("tip") that information to any other person, including family members and friends, or otherwise disclose such information without the Company's express authorization.

3.

No director or executive officer or any of their immediate family members or controlled entities may purchase or sell any security of any other company while in possession of material nonpublic information about that company that was obtained in the course of his or her service with the Company. No director or executive officer or any of their immediate family members or controlled entities who knows of any such material nonpublic information may communicate or tip that information to any other person, including family members, friends and business associates, or otherwise disclose such information, without the Company's express authorization.
4.

To facilitate compliance and avoid inadvertent violations, the Company's directors and officers are also strongly encouraged to inform the Compliance Officer in advance of any acquisition or disposition of Company stock, whether or not the insider believes that he or she may have material nonpublic information.

C.

No Selective Disclosure.  Insiders should be vigilant in avoiding selective disclosure of material information. Disclosure to stockholders, analysts or other securities professionals does not constitute public disclosure for purposes of insider trading prohibitions, and such selective disclosure is prohibited under SEC Regulation FD ("Fair Disclosure") unless the Company makes a simultaneous public disclosure of the information.

IV.	Equity Awards.
A.

Timing of Granting of Equity Awards.  To, among other things, prevent the appearance of insider trading, the Company shall not grant equity awards, including by way of example and not limitation, deferred stock units, stock options, restricted stock, or restricted stock units, to an officer or director unless the trading window (as discussed below) is "open."

B.

Equity Awards; Shares for Withholdings. The blackout period and trading window requirements described above do not apply to the exercise of a director or employee stock option or to the exercise of an election to have the Company withhold shares issuable upon exercise of a stock option, upon vesting of restricted stock units ("RSUs"), or upon award or vesting (as the case may be) of restricted stock, for the purpose of satisfying tax withholding requirements. The window policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or tax liabilities upon vesting of RSUs or upon award or vesting of restricted stock.

V.	Procedures Regarding Trading in Company Securities.
A.

Trading Windows.  Directors and officers are generally permitted to trade in the Company's securities when trading window is "open."  The Bank's Chief Financial Officer will notify you when the window "opens" and "closes." However, even during this trading window, a director or officer who is in possession of any material nonpublic information should not trade in the Company's stock until the information has been made publicly available or is no longer material.

B.

Clearance for Securities Trades. Before any Insider or members of an Insider’s immediate family trades any securities related to the Company, such trade or transaction should be approved by the Banks’ Chief Financial Officer. If the Company has declared the trading window to be "open," the prior approval of the Chief Financial Officer is not required.  The Chief Financial Officer will consult with General Counsel for the Bank as he deems appropriate.

C.

10b5-1 Trading Plans.  An insider may purchase or sell Company Securities pursuant to a 10b5-1 Plan entered into in accordance with applicable law and approved by the Chief Financial Officer.  If an officer or director wishes to adopt a 10b5-1 Plan, such officer or director should discuss the matter in advance with the Chief Financial Officer.

D.	Coordination of Statements Regarding Changes in Beneficial Ownership. At the

request of an Insider, the Bank’s Chief Financial Officer and/or the Bank’s General Counsel will coordinate the filing of all SEC forms regarding changes in beneficial ownership.
VI.	Additional Information

Outside counsel previously provided the Company with a memorandum setting forth in more detail information concerning applicable laws and the obligations of the Company and its officers and directors. The memorandum also explains factors that will be considered in determining whether a director or officer may trade Company securities. A copy of this memorandum is available from the Bank’s Chief Financial Officer or General Counsel.

Amended and Approved:  October 15, 2024